Free Writing Prospectus

Dated January 19, 2022

Filed Pursuant to Rule 433(d)

Registration No. 333-260819

Registration No. 333-260819-01

**PRICING DETAILS** $1.6bln CarMax Auto Owner Trust 2022-1 (CARMX 2022-1)

Joint Leads: J.P. Morgan (Struc), BofA, MUFG, TD Securities

Co-Managers: CIBC, Mizuho, Scotiabank, SMBC

CL	AMT($MM)	WAL	MDY/S&P	P.WIN	E.FIN	L.FIN	SPREAD	YLD%	CPN%	$PX

A-1	287.000	0.26	P-1/A-1+	1-7	08/22	02/23	IntL+5	0.31282	0.31282	100.00000
A-2	540.700	1.09	Aaa/AAA	7-21	10/23	02/25	EDSF+11	0.917	0.91	99.99432
A-3	540.700	2.58	Aaa/AAA	21-43	08/25	12/26	IntS+11	1.481	1.47	99.98370
A-4	146.580	3.86	Aaa/AAA	43-48	01/26	08/27	IntS+11	1.712	1.70	99.97789
B	17.650	3.97	Aa2/AA+	48-48	01/26	09/27	IntS+35	1.967	1.95	99.96573
C	41.700	3.97	A2/A	48-48	01/26	11/27	IntS+60	2.217	2.20	99.97411
D	25.670	3.97	Baa2/BBB	48-48	01/26	07/28	IntS+87	2.487	2.47	99.98414

Expected Settle : 01/26/22	Registration : SEC Registered
First Pay Date : 02/15/22	ERISA : Yes
Expected Ratings : Moody’s, S&P	Pxing Speed : 1.30% ABS to 10.00% Call
Ticker : CARMX 2022-1	Min Denoms : $5k x $1k
Expected Pricing : Priced	Bill & Deliver : J.P. Morgan
ABS-15G Filing : Mon, 01/10

CUSIPs A-1 14317CAA0	Available Information
A-2 14317CAB8	* Preliminary Prospectus: Attached
A-3 14317CAC6	* Ratings FWP : Attached
A-4 14317CAD4	* Intex CDI : Separate Message
B 14317CAE2	* DealRoadshow : CARMX221
C 14317CAF9
D 14317CAG7

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.

Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 800-408-1016 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com.